EXHIBIT 99.1

Islet Sciences Begins Restructuring of Company’s Senior Management and Board of Directors

Michael Earley is New Chairman and Chief Executive Officer, and Mark Foletta joins as Advisor to the CEO & Board

NEW YORK. NY, July 16, 2013 -- Islet Sciences, Inc., (OTCBB:ISLT) a biotechnology company engaged in the research, development and commercialization of patented technologies for people with diabetes, today announced changes to the company’s senior management team and the board of directors.

Michael M. Earley, most recently chairman and chief executive officer of Metropolitan Health Networks,Inc. (NYSE:MDF) has been named chairman of the board and chief executive officer of the company, succeeding John Steel, who remains a member of Islet Sciences’ Board of Directors.  Mark G. Foletta, who joined Amylin Pharmaceuticals Inc. in early 2000 and served as chief financial officer through the company’s sale in August, 2012, was named advisor to the CEO and the board.

“We are beginning the process of building a team of successful, proven business executives to complement the outstanding team of scientists at Islet Sciences.  Our aim is to stabilize the company, positioning it to raise the necessary capital, both in the short- and long-term, to enable the development, progression and commercialization of its valuable sciences,” said Michael Earley.  “Mark Foletta brings a wealth of experience in managing and financing research and product development focused on diabetes.  Mark and I worked together in a number of challenging situations beginning in 1982 through 1999.  I welcome the opportunity to team with him again. We are excited about the enormous potential of the company’s science for the treatment of diabetes, a disease that affects over 25 million people in the United States alone.”

“Mike and Mark bring strong track records to Islet Sciences which will accelerate the company’s progress toward changing the way diabetes is treated in a large and growing underserved market,” said Dr. Jonathan Lakey, an Islet Sciences’ director, chief scientific officer and chairman of the company’s International Scientific Advisory Board.  “I look forward to working closely with both Mike and Mark to achieve our goal of advancing our novel science to bring new diagnostic and treatment paradigms for people with diabetes.”

Michael M. Earley, 58, has been an executive officer and advisor to public and privately owned companies since 1983. Most recently, Michael served as the CEO of Metropolitan Health Networks Inc. (NYSE:MDF) from 2003 and Chairman of the Board from 2004, until the company’s purchase by Humana for $850 million in December 2012. Between 1997 and 2002 he provided corporate structure, transition, and turnaround services to companies requiring seasoned managerial and financing expertise. From 1986 to 1997 he served in a variety of executive positions including CEO for two California-based public holding companies, Intermark, Inc. and Triton Group Ltd.

Mark G. Foletta, 53, most recently served as CFO for La Jolla-based Amylin Pharmaceuticals, joining Amylin in 2000 as the company was undergoing its turnaround through its sale in 2012 to Bristol Myers Squibb for $7 billion.   He is an expert in pharmaceutical company development and management, and is well-versed and known in the diabetes world.  Mr. Foletta joined Ernst & Young in 1982, and served in a variety of roles with Intermark, Inc. and Triton Group Ltd. from the mid-1980s until 1997, when the restructured, combined enterprise was successfully monetized and the public vehicle reverse-merged with another successful growth business.

About Islet Sciences

Islet Sciences is a development-stage biotechnology company with patent protected technologies focused on the development of three synergistic areas in the field of diabetes: islet replacement, early diagnosis and diabetes prevention.

The infusion islet replacement technology includes methods for the culturing, isolation, maturation, and immunoprotection (microencapsulation) of piglet islet cells.  The early diagnosis technology is related to licensed technologies developed at Yale and Winthrop Research Institution in the detection of selected hypomethylated DNA expression. The company’s subsidiary, Diakine Therapeutics Inc., led by Dr. Jerry Nadler from Eastern Virginia Medical School, is developing therapies for diabetes with immune-modularity and anti-inflammatory properties that could stop the progression of and the damage caused by the disease.
For more information: www.isletsciences.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements for Islet Sciences reflect current expectations, as of the date of this press release, and involve certain risks and uncertainties.   Actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors.  Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the risks described in the Islet Science's reports filed with the Securities and Exchange Commission.  The companies' further development is highly dependent on future medical and research developments and market acceptance, which is outside their control.

Islet Sciences Investor Contacts:
Jeff Ramson
ProActive Capital Group
(646) 863-6893
jramson@proactivecapitalgroup.com

Lester Rosenkrantz
Cameron Associates
(212) 554-5486
lrosenkrantz@cameronassoc.com